                                                                    Exhibit 4(N)

                               PLEDGE AGREEMENT


                                  dated as of


                                 July 1, 1997


                                     among


                              UNITEL VIDEO, INC.,

                        PNC BANK, NATIONAL ASSOCIATION,
                                as Escrow Agent

                                      and


                            HELLER FINANCIAL, INC.,
                                   as Agent

                               PLEDGE AGREEMENT

            PLEDGE AGREEMENT, dated as of July 1, 1997, among UNITEL VIDEO, INC. (the "Pledgor"), PNC BANK, NATIONAL ASSOCIATION, as escrow agent (in its capacity as such, the "Escrow Agent") and HELLER FINANCIAL, INC., as agent ("Agent") for the financial institutions party to the Credit Agreement (as hereafter defined) ("Heller).

                             W I T N E S S E T H :

            WHEREAS, the Pledgor has requested the Allegheny County Industrial Development Authority (the "Issuer") to issue and sell $5,000,000 aggregate principal amount of its Variable Rate Demand Revenue Bonds (Unitel Mobile Video Project) Series 1997, issued pursuant to a Trust Indenture, dated as of Jlu 1, 1997 (the "Indenture") between the Issuer and PNC Bank, National Association, as Trustee (in its capacity as such, the "Trustee"), and to lend the principal amount of the Bonds to the Pledgor pursuant to a Loan Agreement, dated as of July 1, 1997 (the "Loan Agreement") between the Issuer and the Pledgor;

            WHEREAS, in order to provide for payment when due of the principal of, and interest on, the Bonds, and to provide for the payment of the purchase price of Bonds tendered or required to be tendered pursuant to the Indenture, the Pledgor, pursuant to a Reimbursement Agreement (the "Reimbursement Agreement"), dated as of July 1, 1997, between the Pledgor and Agent, has requested Agent to cause Bank of America (the "Letter of Credit Bank') to issue a letter of credit (the "Letter of Credit"), in the initial amount of $5,080,547.95 to support payments of principal of, and interest on, the Bonds and the purchase price of Bonds so tendered or required to be tendered; and

            WHEREAS, the Pledgor, to induce Agent to enter into the Reimbursement Agreement and to cause the Letter of Credit Bank to issue the Letter of Credit, is willing to pledge the Collateral (as herein defined) and to enter into this Agreement.

            NOW, THEREFORE, the Pledgor, the Escrow Agent and Agent hereby agree as follows:

            1. Defined Terms. Unless otherwise defined herein, terms defined in the Reimbursement Agreement and the Indenture shall have the respective meanings assigned to such terms when used herein.

            2. Registration and Beneficial Ownership of Specified Bonds. Promptly following the Letter of Credit Bank's honoring any Tender Drawing under the Letter of Credit, the Escrow Agent in its capacity as Tender Agent under the Indenture will, in accordance with the provisions of Section 508(a)(iii) of the Indenture (i) register Bonds purchased with the proceeds of such drawing and not remarketed (the "Specified Bonds") in the name of Agent or (ii) cause to be indicated on its records Agent's beneficial ownership of the Specified Bonds.

            3. Pledge. Each delivery to the Escrow Agent of Bonds pursuant to
Section 2 hereof shall constitute, without further act or deed of any kind, the pledge, assignment, hypothecation and transfer to Agent of all of the Pledgor's right, title and interest in and to such Bonds (hereinafter referred to as the "Pledged Bonds"), and the Pledgor hereby grants to Agent, for the ratable benefit of Lenders, a first lien on, and security interest in, its right, title and interest in and to the Pledged Bonds, the interest thereon and all proceeds thereof, as collateral security for the prompt and complete payment when due from time to time by the Pledgor (upon acceleration, at stated maturity or otherwise) of all amounts payable from time to time by the Pledgor to Agent under the Reimbursement Agreement, the Indenture and hereunder, including all amounts reinstated as a result of any rescission or other restoration or return of any payment upon the insolvency, bankruptcy or reorganization of the Pledgor (all the foregoing being hereinafter referred to as the "Obligations").

            4. Interest on the Pledged Bonds. All interest payable to Agent in respect of Pledged Bonds shall be paid by the Pledgor or the Escrow Agent, in accordance with the provisions of Section 2.02(a) of the Indenture, by wire transfer to the account of Agent and shall be credited first against the obligation of the Pledgor to pay interest to Agent under the Reimbursement Agreement and applied by Agent to the payment of such interest and thereafter to the payment of other Obligations in such order as Agent shall, in its sole discretion, determine.

            5. The Collateral. All Pledged Bonds pledged to Agent hereunder and all interest thereon and the proceeds of any or all thereof are herein collectively sometimes referred to as the "Collateral."

            6. Release of Pledged Bonds. Pledged Bonds shall not be released by the Escrow Agent except as provided in this Section 6 and Section 509(b)(iii) of the Indenture. If the Escrow Agent has received (a) written notice from Agent that the Pledgor has made or caused to be made a payment or prepayment of its principal obligations with respect to a Tender Advance and interest accrued thereon or (b) written notice from Agent that the Letter of Credit has been reinstated by an amount equal to such Tender Advance, the Escrow Agent is hereby directed to (x) release from the lien and security interest of this Agreement Pledged Bonds the aggregate principal amount of which shall be equal to the principal amount of such Tender Advance so repaid or prepaid (or of such reinstatement, as the case may be), in either case as so notified to the Escrow Agent, and (y) deliver such Pledged Bonds to the Tender Agent for transfer in accordance with the written instructions of Pledgor or the Tender Agent. The Escrow Agent is hereby authorized, for and on behalf of the Pledgor and Agent, as their attorney-in-fact, to execute any endorsements, bond powers or such other documents and to take such other actions as the Escrow Agent deems appropriate to effect such release, delivery and transfer. Pledged Bonds so released shall cease to be "Pledged Bonds" for purposes of this Agreement unless and until the same are repledged to Agent pursuant hereto.

            7. Rights of Agent. Agent shall not be liable for any failure to collect or realize upon the Obligations or any collateral security or guaranty therefor, or any part thereof, or for any delay in so doing, nor shall it be under any obligation to take any action whatsoever with regard thereto. If an Event of Default under the Reimbursement Agreement has occurred and is continuing, Agent may thereafter without notice exercise all rights, privileges or options pertaining to any Pledged Bonds as if it were the absolute owner thereof, upon such terms and conditions as it may determine, all without liability. Agent shall have no duty to exercise any of the aforesaid rights, privileges or options and shall not be responsible for any failure to do so or delay in so doing.

            8.    Remedies.

                  (a) General. In the event that any portion of the Obligations has become due and payable (upon acceleration, at stated maturity or otherwise) or upon any other Event of Default under the Reimbursement Agreement, Agent, without demand of performance or other demand, advertisement or notice of any kind (except the notice specified below of time and place of public or private sale) to or upon the Pledgor or any other Person (all and each of which demands, advertisements and/or notices are hereby expressly waived), may forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, assign, give an option or options to purchase, contract to sell or otherwise dispose of and deliver said Collateral, or any part thereof, in one or more lots at public or private sale or sales, at any exchange, broker's board or at any of Agent's offices or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk, with the right to Agent, upon any such sale or sales, public or private, to purchase the whole or any part of said Collateral so sold. The net proceeds of any such collection, recovery, receipt, appropriation, realization or sale, after deducting all reasonable costs and expenses of every kind incurred therein or incidental to the care, safekeeping or otherwise of any and all of the Collateral or in any way relating to the rights of Agent hereunder, including reasonable attorneys' fees and disbursements, shall be applied first to the satisfaction of the Obligations, the Pledgor remaining liable for any deficiency remaining unpaid after such application, and only after so applying such net proceeds and after the payment by Agent of any other amount required by any provision of law, including, without limitation, Section 9-504(1)(c) of the Uniform Commercial Code of the State of New York, need Agent account for the surplus, if any, to the Pledgor. The Pledgor agrees that Agent need not give more than ten (10) days' notice of the time and place of any public sale or of the time after which a private sale or other intended disposition is to take place and that such notice is reasonable notification of such matters. No notification need be given to the Pledgor if it has signed after default a statement renouncing or modifying any right to notification of sale or other intended disposition. In addition to the rights and remedies granted to it in this Agreement and in any other instrument or agreement securing, evidencing or relating to any of the Obligations, Agent shall have the authority to exercise all the rights and remedies of a secured party under the Uniform Commercial Code. The Pledgor shall be liable for the deficiency if the

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proceeds of any sale or other disposition of the Collateral are insufficient to pay all amounts to which Agent is entitled, and the fees and disbursements of any attorneys employed by Agent to collect such deficiency.

                  (b)   Additional Provisions Concerning Pledged Bonds.

                        (i) The Pledgor recognizes that Agent may not deem it desirable to effect a public sale of any or all of the Pledged Bonds by reason of certain prohibitions contained in the Securities Act of 1933, as amended (the "Securities Act") and applicable state securities laws or otherwise, but may deem it desirable to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. The Pledgor acknowledges and agrees that any such private sale may result in prices and other terms less favorable to the seller than if such sale were a public sale, and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner; provided, the conduct of the sale is otherwise commercially reasonable. Agent shall be under no obligation to delay a sale of any of the Pledged Bonds for the period of time necessary to permit the Issuer to register the Pledged Bonds for public sale under the Securities Act, or under applicable state securities laws, even if the Issuer would agree to do so.

                        (ii) The Pledgor further agrees to do or cause to be done all such other acts and things as may be necessary to make such sale or sales of any portion or all of the Pledged Bonds valid and binding and in compliance with any and all applicable laws, regulations, orders, writs, injunctions, decrees or awards of any and all courts, arbitrators or governmental instrumentalities, domestic or foreign, having jurisdiction over any such sale or sales, all at the Pledgor's expense. The Pledgor further agrees that a breach of any of the covenants contained in this Section 8(b) will cause irreparable injury to Agent and that Agent has no adequate remedy at law in respect of such breach and, as a consequence, agrees that each and every covenant contained in this Section 8(b) shall be specifically enforceable against the Pledgor and the Pledgor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no Event of Default has occurred. The Pledgor further acknowledges the impossibility of ascertaining the amount of damages which would be suffered by Agent by reason of a breach of any of such covenants and, consequently, agrees that, if Agent shall sue for damages for breach, it shall pay, as liquidated damages and not as a penalty, an amount equal to the outstanding principal amount of the Pledged Bonds on the date Agent shall demand compliance with this Section 8(b).

                  (c) Escrow Agent. The Escrow Agent shall have no responsibility to assist Agent in any remedies pursuant to this Section 8 but may (upon reasonable notice to Agent), and shall (upon the request of Agent), deliver all Collateral held by it to Agent and thereafter have no further liability hereunder.

            9. Representations, Warranties and Covenants of the Pledgor. The Pledgor represents and warrants that: (a) on the date of delivery to the Escrow Agent of any Pledged Bonds, neither the Tender Agent nor any other Person (other than Agent or the Escrow Agent on behalf of Agent) will have any right, title or interest in and to the Pledged Bonds; (b) the Pledgor has, and on the date of delivery to the Escrow Agent of any Pledged Bonds will have, full power, authority and legal right to pledge all of its right, title and interest in and to the Pledged Bonds pursuant to this Pledge Agreement; (c) on the date of delivery thereof to the Escrow Agent the Pledged Bonds and the proceeds thereof will not be subject to any prior pledge, lien, mortgage, hypothecation, security interest, charge, option or encumbrance or to any agreement purporting to grant to any third party a security interest in the property or assets of the Pledgor which would include the Pledged Bonds; and (d) Agent has and will have a first and prior perfected security interest in all Collateral delivered to, or held by, Agent or the Escrow Agent or as provided in the Indenture, and no filing or other action is necessary to preserve, perfect or protect such interest or the priority thereof. The Pledgor covenants and agrees that it will defend Agent's and the Escrow Agent's right, title and security interest in and to the Pledged Bonds, the interest thereon and the proceeds thereof against the claims and demands of all Persons whomsoever; and covenants and agrees that it will have like title to and right to pledge any other property at any time hereafter pledged to Agent as Collateral hereunder and will likewise defend Agent's and the Escrow Agent's right thereto and security interest therein.

            10. No Disposition by the Pledgor. Except as contemplated herein, without the prior written consent of Agent, the Pledgor agrees that it will not sell, assign, transfer, exchange, or otherwise dispose of, or grant any option with respect to, the Collateral, nor will it create, incur or permit to exist any pledge, lien, mortgage, hypothecation, security interest, charge, option or any other encumbrance with respect to any of the Collateral, or any interest therein, or any proceeds thereof, except for the lien and security interest provided for by this Pledge Agreement or created pursuant to any Related Document.

            11. Disposition of Collateral by Agent. The Pledgor further agrees to do or cause to be done all such other reasonable acts and things as may be necessary to make any disposition of any portion or all of the Collateral permitted by this Agreement valid and binding and in compliance with any and all applicable laws, regulations, orders, writs, injunctions, decrees or awards of any and all courts, arbitrators or governmental instrumentalities, domestic or foreign, having jurisdiction over any such disposition or sale, all at such Pledgor's expense.

            12. Further Assurances. The Pledgor agrees that at any time and from time to time upon the written request of Agent or the Escrow Agent, the Pledgor will execute and deliver such further documents and do such further acts and things as Agent or the Escrow Agent may reasonably request in order to effect the purposes of this Agreement.

            13.   The Escrow Agent.

                  (a) The Escrow Agent may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.

                  (b) Any request, direction, order or demand of Agent shall be sufficiently evidenced by an instrument signed in the name of Agent by one who purports to be an officer thereof.

                  (c) The Escrow Agent may consult with counsel and the advice of such counsel or any opinion of counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with such advice or opinion of counsel.

                  (d) The Escrow Agent shall be under no obligation to assist Agent in the exercise of any of the rights or powers vested in it pursuant to
Section 8 hereof under circumstances which, in the reasonable judgment of the Escrow Agent, may subject the Escrow Agent to pecuniary liability unless Agent shall have offered to the Escrow Agent reasonable security or indemnity against the costs, expenses and liabilities which might be incurred therein or thereby. The Pledgor agrees to promptly reimburse Agent for all reasonable costs, fees, expenses or liabilities incurred in connection with providing any such security or indemnity.

                  (e) The Escrow Agent shall not be liable for any action taken by it in good faith and believed by it to be authorized or within the discretion or rights or powers conferred upon it pursuant hereto.

                  (f) The Escrow Agent may perform any duties hereunder either directly or by or through agents or attorneys, and the Escrow Agent shall not be responsible for any misconduct or negligence on the part of any agent or attorney appointed with due care by it hereunder.

                  (g) The Escrow Agent shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, advice, opinion, report, notice, request, direction, consent, order, bond, or other paper or document, but the Escrow Agent, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit.

                  (h) The Escrow Agent makes no representation as to the validity or sufficiency of this Agreement or the Collateral or otherwise.

                  (i) The Escrow Agent in its individual or any capacity, may become the owner or pledgee of Bonds and may otherwise engage in transactions with, and collect obligations owing to it by, the Pledgor with the same rights it would have if it were not Escrow Agent.

                  (j) The Pledgor covenants to indemnify the Escrow Agent for, and to hold it harmless against, any loss, liability or expense incurred without gross negligence or willful misconduct on the part of the Escrow Agent arising out of or in connection with the acceptance of administration of this Agreement and its duties hereunder, including the costs and expenses of defending itself against any claim of liability in the premises (except any liability incurred with gross negligence or willful misconduct on the part of the Escrow Agent). The obligations of the Pledgor hereunder shall survive payment of the Bonds and termination of the Agreement and shall be entitled to a prior lien on the Collateral.

                  (k) It is understood and agreed that should any dispute arise with respect to the payment and/or ownership or right of possession of the Collateral, the Escrow Agent is authorized and directed to retain in its possession, without liability to anyone, all or any part of said Collateral until such dispute shall have been settled either by mutual agreement by the parties concerned or by the final order, decree or judgment of a court or other tribunal of competent jurisdiction in the United States of America and time for appeal has expired and no appeal has been perfected, but the Escrow Agent shall be under no duty whatsoever to institute or defend any such proceedings.

                  (l) The Escrow Agent may resign at any time by giving written notice thereof to other parties hereto, but such resignation shall not become effective until a successor Escrow Agent shall have been appointed and shall have accepted such appointment in writing. If an instrument of acceptance by a successor Escrow Agent shall not have been delivered to the Escrow Agent within 30 days after the giving of such notice of resignation, the resigning Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor escrow agent. Any successor Escrow Agent shall promptly notify the Trustee and the Agent of its succession hereunder and of its address for purposes hereof.

            14. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or any provision of the Reimbursement Agreement or any Related Document, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

            15. No Waiver; Cumulative Remedies. No act, delay or omission of Agent or the Escrow Agent shall be deemed to be a waiver of any rights or remedies granted hereunder and no waiver shall be valid unless in writing, signed by Agent, and then only to the extent therein set forth. A waiver of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which Agent would otherwise have on any future occasion. No failure to exercise or any delay in exercising on the part of Agent or the Escrow Agent any right, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other right, power or privilege. The rights and remedies herein provided are cumulative and may be exercised singly or concurrently and are not exclusive of any rights or remedies provided by law.

            16. Waivers, Amendments; Applicable Law. None of the terms or provisions of this Agreement may be waived, altered, modified or amended except by an instrument in writing, duly executed by the parties hereto. This Agreement shall be governed by, and be construed and interpreted in accordance with, the laws of the State of New York.

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            17. Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement.

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, all as of the day and year first above written.

            The Agent:          HELLER FINANCIAL, INC., as Agent

                                By:
                                   -----------------------------
                                Title:

                                500 West Monroe
                                Chicago, Illinois  60661
                                Attn:  HBC Portfolio Manager
                                Telecopy:  (312) 441-7026


            The Pledgor:        UNITEL VIDEO, INC.


                                By:    /s/ George Horowitz
                                   -----------------------------
                                Title: CHIEF FINANCIAL OFFICER

                                555 West 57th Street
                                New York, New York  10019
                                Attn:  Barry Knepper, President
                                Telecopy:  (212) 581-7748


            The Escrow Agent:   PNC BANK, NATIONAL ASSOCIATION


                                By:    /s/ Richard Ranii
                                   -----------------------------
                                Title: Vice President

                                One Oliver Plaza, 27th Floor
                                Pittsburgh, Pennsylvania 15265
                                Attn:  Corporate Trust Division
                                Telecopy:  (412) 762-8226

            17. Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement.

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, all as of the day and year first above written.

            The Agent:        HELLER FINANCIAL, INC., as Agent



                              By:    /s/ Jerome P. Sepich
                                   -----------------------------
                              Title: Vice President

                              500 West Monroe
                              Chicago, Illinois  60661
                              Attn:  HBC Portfolio Manager
                              Telecopy:  (312) 441-7026


            The Pledgor:      UNITEL VIDEO, INC.


                              By:
                                 -----------------------------
                              Title:

                              555 West 57th Street
                              New York, New York  10019
                              Attn:  Barry Knepper, President
                              Telecopy:  (212) 581-7748


            The Escrow Agent: PNC BANK, NATIONAL ASSOCIATION


                              By:
                                 -----------------------------
                              Title:

                              One Oliver Plaza, 27th Floor
                              Pittsburgh, Pennsylvania 15265
                              Attn:  Corporate Trust Division
                              Telecopy:  (___) _________